===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              GART SPORTS COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

    NESA E. HASSANEIN   GART SPORTS COMPANY 1000 BROADWAY, DENVER, CO 80203
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [GART SPORTS COMPANY LOGO]

                              GART SPORTS COMPANY
                              1001 Lincoln Street
                            Denver, Colorado 80203

                                  May 7, 1999

Dear Fellow Stockholders:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Gart Sports Company ("Gart Sports" or the "Company"), to be held at 10:00 a.m. on Wednesday, June 16, 1999 at the executive offices of the Company, located at 1001 Lincoln Street, Denver, Colorado.

  The 1999 Annual Meeting will be devoted to: (1) the election of Directors of the Company who will hold office until the next Annual Meeting, (2) the approval of proposed amendments to the 1994 Management Equity Plan, and (3) such other matters that may properly come before the meeting or any adjournment thereof.

  Your vote is important! Be sure that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend in person. If your Gart Sports shares are registered in your name, you may vote your shares by completing, signing and mailing your proxy card in the enclosed postage paid envelope. If your shares are held in the name of your broker, bank or other record holder, the record holder will instruct you how to vote those shares.

  The Company's 1998 Annual Report on Form 10-K, which is being sent to you along with the accompanying Proxy Statement, contains information about the Company and its financial performance.

  Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions you may have. By attending the Annual Meeting, you will have the opportunity to hear the plans for our Company's future and to meet our officers. Be sure to visit the Gart Sports web site at http://www.gartsports.com for news about the Company.

                                          Kind Regards,


                                          /s/ John D. Morton

                              GART SPORTS COMPANY
                              1001 Lincoln Street
                            Denver, Colorado 80203

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

  The 1999 Annual Meeting of Stockholders of Gart Sports Company, a Delaware corporation ("Gart Sports" or the "Company"), will be held at the executive offices of the Company, located at 1001 Lincoln Street, Denver, Colorado at 10:00 a.m., local time, on Wednesday, June 16, 1999, for the following purposes:

  1. To elect seven Directors of the Company to the Board of Directors to serve until the next annual meeting of stockholders; and

  2. To act on a proposal to approve amendments to the 1994 Management Equity Plan; and

  3. To transact such other business as may properly come before the meeting.

  Stockholders of record of the Company's Common Stock, $.01 par value, at the close of business on May 7, 1999, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 1001 Lincoln Street, Denver, Colorado for at least ten days prior to the meeting and will also be available for inspection at the meeting.

  You are cordially invited to attend the Annual Meeting in person. All stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided for that purpose. If you are present in person at the Annual Meeting, you may revoke your proxy and vote in person as set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Thomas B. Nelson

                                          Thomas B. Nelson
                                          Secretary

Denver, Colorado
May 7, 1999

                              GART SPORTS COMPANY
                              1001 Lincoln Street
                            Denver, Colorado 80203

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 16, 1999

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished to stockholders of Gart Sports Company in connection with the solicitation of proxies by the Board of Directors for the 1999 Annual Meeting. Proxy materials, including this proxy statement and a proxy card, are being mailed to stockholders on or about May 14, 1999. All costs incurred in connection with this proxy solicitation will be borne by the Company.

Information about Voting

  Record Date. The record date for the 1999 Annual Meeting to be held on June 16, 1999 is May 7, 1999 (the "Record Date"). As of the Record Date, 7,652,764 shares of Common Stock, par value $.01 per share, of Gart Sports Company (the "Common Stock") were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

  Quorum. The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares outstanding as of the Record Date will constitute a quorum.

  Proxy Voting. If you mark your voting instructions on your proxy card and sign and return it, the proxies, who are identified on the proxy card, will vote your shares as you instruct. If you sign and return your proxy card, but do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the seven Director nominees and FOR the proposed amendments to the 1994 Management Equity Plan.

  Other than the election of Directors and the proposed amendments to the 1994 Management Equity Plan, the Board of Directors does not know of any other matter that may be presented at the meeting. By signing and returning your proxy card, you authorize the proxies to exercise their discretion in voting on any other matter that may be presented for a vote.

  Green Equity Investors, L.P. ("GEI") owns a majority of the outstanding Common Stock, approximately 61.6%. Therefore, GEI has sufficient voting power to elect the nominees proposed by the Board of Directors and to approve the proposed amendments to the 1994 Management Equity Plan. GEI has indicated its intention to vote its shares FOR the election of the seven Director nominees and in favor of the proposed amendments to the 1994 Management Equity Plan and all other proposals contained in the Proxy Statement.

  You may revoke your proxy at any time before it is voted by delivering to the Secretary of Gart Sports Company, 1001 Lincoln Street, Denver, Colorado 80203 a written revocation notice, by submitting a subsequent valid proxy card or by voting in person at the Annual Meeting. Any notice of revocation sent to the Company must include the stockholder's name.

  Votes Required to Elect the Directors or Approve a Proposal. The seven persons who receive the highest number of votes will be elected to the Board of Directors of the Company. Any other matter properly presented for a vote at the Annual Meeting, including the proposal to amend the 1994 Management Equity Plan, will be approved if the number of shares voted in favor exceeds the number of shares voted in opposition.

  Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions and broker non-votes are tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted as votes cast for or against a particular proposal and therefore will have no effect in determining the outcome of the vote on a particular matter.

Annual Report

  The Company's 1998 Annual Report on Form 10-K is enclosed with these proxy materials.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  The Board of Directors currently consists of seven members, all of whom have been nominated for re-election: John Douglas Morton, Jonathan D. Sokoloff, Jonathan A. Seiffer, Larry J. Hochberg, Andrew S. Hochberg, Gordon D. Barker and Peter R. Formanek. The entire Board of Directors is elected to serve until the next Annual Meeting of the Stockholders and until their successors have been elected and qualified.

  If any candidate nominated in this Proxy Statement should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute designated by the Board of Directors. Stockholders will not be allowed to cumulate their votes in the election of Directors.

  The Board of Directors recommends that you vote "FOR" the election of the following seven nominees, all of whom are currently serving as Directors of the Company. Certain information with respect to the Director nominees is set forth below:

Name                                  Age                Position
----                                  ---                --------
John Douglas Morton..................  48 President, Chief Executive Officer and
                                          Chairman of the Board
Jonathan D. Sokoloff.................  41 Director
Jonathan A. Seiffer..................  27 Director
Gordon D. Barker.....................  53 Director
Peter R. Formanek....................  55 Director
Larry J. Hochberg....................  61 Director
Andrew S. Hochberg...................  36 Director

  John Douglas Morton. Mr. Morton became President, Chief Executive Officer and Chairman of the Board in May 1995. Mr. Morton joined Gart Sports in 1986 as Division Manager of Gart Sports' Utah region. In 1988, he was promoted to Division Vice President of that region and in 1990 to Vice President of Operations for Gart Sports. In 1994, Mr. Morton was promoted to Executive Vice President of Gart Sports with responsibility for Stores, Distribution and Marketing. Prior to joining Gart Sports, he served in various positions with Wolfe's Sporting Goods (a seven-store sporting goods retailer) from 1972 to 1980 including Merchandise Manager -- Ski, Camping, Golf and Tennis, Store Manager, and Operations Manager. From 1980 until joining Gart Sports, he served as a District Manager for Malone and Hyde's sporting goods division (a 40-store retail sporting goods retailer). Mr. Morton has worked for over 30 years in the sporting goods retail industry.

  Jonathan D. Sokoloff. Mr. Sokoloff became a Director of the Company in April 1993. Mr. Sokoloff has been a partner of Leonard Green & Associates, L.P. ("LGA"), a merchant banking firm and the general partner of GEI, since 1990, and was employed at Drexel Burnham Lambert Incorporated from 1985-1990, most recently as a managing director. He has been an executive officer and equity owner of Leonard Green & Partners, L.P. ("LGP"), a merchant banking firm affiliated with LGA, since its formation in 1994, and is also a director of Twinlab Corporation (a manufacturer and marketer of nutritional supplements) and several private companies.

  Jonathan A. Seiffer. Mr. Seiffer became a Director of the Company in December 1998 to fill the vacancy created by the resignation of Ms. Jennifer Holden Dunbar. Since December 1997, Mr. Seiffer has been a vice president of LGP. From October 1994 until December 1997, Mr. Seiffer was an associate at LGP. Prior to October 1994, Mr. Seiffer was a member of the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation.

  Gordon D. Barker. Mr. Barker became a Director of the Company in April 1998. Mr. Barker was the Chief Executive Officer and a Director of Thrifty Payless Holdings, Inc. ("Thrifty Payless"), a subsidiary of RiteAid Corporation, from 1996 until its acquisition by RiteAid Corporation in 1997. He previously served in various capacities at Thrifty Payless since 1968, including as Chief Operating Officer from 1994 to 1996 and as President 1994 to 1997. Mr. Barker is also a director of Consep Inc. (a manufacturer and distributor of agricultural pest control products) and several private companies.

  Peter R. Formanek. Mr. Formanek became a Director of the Company in April 1998. Mr. Formanek was co-founder of AutoZone, Inc., a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of AutoZone, Inc. from 1986 until his retirement in 1994. He currently is a director of The Perrigo Company (a manufacturer of store brand over-the-counter drug and personal care products and vitamins) and Borders Group, Inc. (the second largest operator of book superstores and the largest operator of mall-based bookstores in the United States).

  Larry J. Hochberg. Mr. Hochberg became a Director of the Company in April 1998. Mr. Hochberg served as a Director of Sportmart from the time he co-founded it in 1970 until Sportmart's acquisition by Gart Sports in January 1998. Mr. Hochberg also co-founded Children's Bargain Town (now part of Toys "R" Us) which he sold in 1969. Mr. Hochberg is a graduate of Northwestern University School of Law. He served on the Executive Committee and the Board of Directors of the International Mass Retailing Association from 1993 to 1998. Mr. Hochberg currently is National Chairman of the Unity Campaign for the United Jewish Committees.

  Andrew S. Hochberg. Mr. Hochberg became a Director of the Company in April 1998. Mr. Hochberg was Chief Executive Officer of Sportmart from September 1996 until Sportmart's acquisition by Gart Sports in January 1998. Mr. Hochberg joined Sportmart in 1987 as Director of Real Estate. From 1990 to 1993 he was Senior Vice President and Chief Financial Officer of Sportmart. From 1993 to 1995 he was Executive Vice President of Sportmart. He was promoted to President of Sportmart in 1995 and to Chief Executive Officer in 1996. Mr. Hochberg served as a director of Sportmart from 1986 until 1998.

  Larry J. Hochberg is the father of Andrew S. Hochberg. Messrs. Hochberg and Hochberg were initially elected as Directors of the Company in accordance with the terms of the merger agreement pursuant to which the Company acquired Sportmart on January 9, 1998 the "Sportmart Acquisition"). The Sportmart merger agreement provided that two members of Sportmart's board of directors prior to the merger, designated by a majority of such members, be elected to the Company's Board of Directors. The Company also agreed in the Sportmart merger agreement that Larry J. Hochberg and Andrew S. Hochberg would be nominated to serve as Directors of the Company for a one year term at the Company's 1998 Annual Meeting of Stockholders and to use its best efforts to cause their election provided that the affiliates of the Hochberg family owned at least 75% of the Common Stock that they received in the Sportmart Acquisition on the date of mailing of the proxy statement for the 1998 Annual Meeting of Stockholders of the Company and that one of them (in the Company's discretion) would be nominated for election as a Director at the Company's 1999 Annual Meeting of Stockholders provided that affiliates of the Hochberg family own at least 50% of the Common Stock that they received in the Sportmart Acquisition on the date of mailing of this 1999 Proxy Statement. Both Larry Hochberg and Andrew Hochberg have been nominated for election as Directors at the 1999 Annual Meeting. GEI agreed to vote in favor of each of Messrs. Hochberg and Hochberg and not to vote for or otherwise cause or cooperate in their removal as Directors, other than for cause, during 1998 and 1999.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                            MEETINGS AND COMMITTEES

Board of Directors Meetings

  During fiscal 1998, the Board of Directors met three times and took action by unanimous written consent on one occasion. In December 1998, Ms. Jennifer Holden Dunbar resigned from the Board for personal reasons and Mr. Jonathan A. Seiffer was elected to the Board by the remaining Directors to fill the vacancy created by her resignation. Each Director, other than Ms. Holden Dunbar and Mr. Seiffer, attended at least 75% of the meetings held during fiscal 1998.

Committees of the Board of Directors

  The Board of Directors has an Audit Committee and a Compensation Committee but does not currently have a nominating committee.

  Audit Committee. The members of the Audit Committee include Jonathan A. Seiffer, Gordon D. Barker, and Andrew S. Hochberg. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. During fiscal 1998, the Audit Committee had no meetings.

  Compensation Committee. The current members of the Compensation Committee are Jonathan D. Sokoloff, Larry J. Hochberg and Peter R. Formanek. The Compensation Committee establishes the compensation of the Company's executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other officers and key employees of the Company. The Compensation Committee also administers and interprets the Company's stock option plans and has authority to determine which persons shall be granted options thereunder and the terms and conditions of the stock options granted. The Compensation Committee met three times and took action by unanimous written consent on four occasions in fiscal 1998. Only non-employee Directors may be members of the Compensation Committee.

Compensation of Directors

  Directors who are employees of the Company receive no separate compensation for serving as Directors. Mr. Sokoloff and Mr. Seiffer do not receive any compensation for serving as Directors and in fiscal 1998, Messrs. Hochberg and Hochberg did not receive such compensation. Messrs. Hochberg and Hochberg will receive compensation to serve as Directors in fiscal 1999. In March 1999, the Board of Directors approved compensation to be paid to Directors who are not employees of the Company as follows: options to purchase 10,000 shares of Common Stock for joining the Board of Directors and $25,000 per year payable quarterly in the form of restricted shares. The restricted shares are valued as of the last day of the fiscal quarter in which the Director attends at least one Board of Directors meeting. All Directors are reimbursed for their expenses incurred in attending meetings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  During fiscal 1998, Mr. Sokoloff, a non-employee Director, was a member of the Compensation Committee. Mr. Sokoloff is a partner of LGA, which provides management, consulting and financial planning services to the Company. See "Certain Relationships and Related Transactions" for a description of this arrangement and other relationships between the Company and entities controlled by Mr. Sokoloff.

                              EXECUTIVE OFFICERS

  Set forth below is certain information with respect to the executive officers of the Company other than Mr. Morton:

 Name                    Age                      Position
 ----                    ---                      --------
                             Executive Vice President, Chief Financial Officer
 Thomas T. Hendrickson..  44 and Treasurer
 Thomas B. Nelson.......  33 Senior Vice President -- Development,
                             Administration and Legal Affairs, Secretary
 Arthur S. Hagan........  60 Senior Vice President -- Merchandising
 Kenneth T. Snyder......  53 Senior Vice President -- Merchandising
 Michael McCaghren......  39 Senior Vice President -- Chief Information Officer
 Greg Waters............  38 Senior Vice President -- Store Operations

  Thomas T. Hendrickson. Mr. Hendrickson became Executive Vice President, Chief Financial Officer and Treasurer of the Company in January 1998. Mr. Hendrickson previously served as the Executive Vice President and Chief Financial Officer of Sportmart which position he held since September 1996. He joined Sportmart in January 1993 as Vice President -- Financial Operations. In March 1993, he was named Chief Financial Officer of Sportmart and, in March 1995, he was named Senior Vice President and Chief Financial Officer of Sportmart. From 1987 until joining Sportmart, Mr. Hendrickson was employed as the Vice President and Controller of Millers Outpost Stores.

  Thomas B. Nelson. Mr. Nelson became Senior Vice President -- Development, Administration and Legal Affairs in January 1998. He joined the Company in 1986 as Director of Management Information Systems. In 1988, he was promoted to Project Manager and Assistant to the President, and in 1991 to Corporate Secretary. In 1993, he was promoted to Vice President -- Real Estate and Legal Affairs, and in 1995, his responsibilities were expanded to include Construction and Store Design, Expense Control, Team Sales and Sports Services. Mr. Nelson worked as a Sales Associate/Assistant Manager for the Company in Denver, Colorado from 1979 until 1983.

  Arthur S. Hagan. Mr. Hagan became Senior Vice President -- Merchandising in January 1998. Mr. Hagan joined the Company in 1988 as the Company's Division Merchandise Manager for Golf, Tennis, Ski Clothing/Equipment and Garden Furniture and was promoted to Vice President -- Store Operations in 1995 and to Senior Vice President -- Store Operations in May 1997. He was President and owner of Hagan Sports Ltd. (a six-store sporting goods retailer acquired by the Company in 1987) and President and Chief Executive Officer of Aspen Leaf of Colorado, Inc. (a 12-store ski equipment and apparel retailer). Mr. Hagan has over 30 years retailing experience.

  Kenneth T. Snyder. Mr. Snyder joined the Company in 1993 as the Company's Division Merchandise Manager for Footwear, Athletics and Exercise Equipment. In 1994, his responsibilities were expanded to include Licensed Products and Accessories. In 1996, Mr. Snyder was promoted to Vice President -- Merchandise Manager, and in 1998, he was promoted to Senior Vice President -- Merchandising. Mr. Snyder's past experience includes Divisional Vice President Textiles/Tabletop/Smallwares at May D&F in Denver, Colorado (a subsidiary of May Department Stores Company) from 1989 to 1993; and prior to 1989, he held numerous management positions at the Denver Dry Goods Company in Denver, Colorado.

  Michael McCaghren. Mr. McCaghren became Senior Vice President--Chief Information Officer of the Company in March 1999. Prior to joining the Company, he was most recently Senior Vice President--Systems, Merchandise Planning, Allocation and Replenishment, Logistics and Corporate Administration at Jumbo Sports, Tampa, Florida where he was employed from 1997 to 1999. Before joining Jumbo Sports, for approximately one year, Mr. McCaghren was National Director at GSI Outsourcing Inc., an information systems outsourcing subsidiary of ADP, Inc. From 1991 to 1996, he was Senior Vice President and Chief Information Officer of Eli Witt Company, a grocery wholesaler.

  Greg Waters. Mr. Waters joined the Company in April 1998 as Senior Vice President -- Store Operations. Prior to joining the Company, Mr. Waters served as the western Regional Vice President for The Sports Authority, Inc. since 1994 and as a District Manager for The Sports Authority, Inc. from 1991 until 1994. Mr. Waters was employed by Herman's World of Sporting Goods from 1983 until 1991, most recently as a District Manager.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth the information regarding the annual and long term compensation for services rendered to the Company during each of the last two fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of January 30, 1999 (collectively, the "named executives").

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                   Annual Compensation            Compensation
                                --------------------------    ---------------------
                                                              Restricted Securities
                         Fiscal                     Other       Stock    Underlying    All Other
   Name and Position      Year  Salary($) Bonus($)   ($)      Awards ($) Options(#) Compensation($)
   -----------------     ------ --------- -------- -------    ---------- ---------- ---------------
John Douglas Morton....   1998   400,000       --       --        --       54,000         3,000(1)
  Chairman, President     1997   287,500  242,358       --        --       60,000         2,899(1)
   and Chief Executive
   Officer
Thomas T. Hendrickson
 (2)...................   1998   240,000       --  87,362 (3)     --       64,916       118,341(4)
  Executive Vice
  President, Chief
  Financial Officer and
  Treasurer
Arthur S. Hagan........   1998   170,000       --       --        --           --         2,098(1)
  Senior Vice President   1997   140,000   79,317       --        --       12,000         2,465(1)
   -- Merchandising
Kenneth T. Snyder......   1998   155,000       --       --        --           --         2,602(1)
  Senior Vice President   1997   110,000   51,556       --        --       12,000         2,067(1)
   -- Merchandising
Robert M. Chessen (5)..   1998   155,000       --       --        --           --           462(1)
  Senior Vice President   1997   130,000   73,652       --        --       12,000           381(1)
  -- Logistics,
  Allocation and Human
  Resources

  (1) Represents contributions made by the Company on behalf of the named executives to its 401(k) Savings Plan.
  (2) Mr. Hendrickson became Executive Vice President, Chief Financial Officer and Treasurer in January 1998.
  (3) Represents reimbursement of relocation expenses.
  (4) Includes $2,991 that represent contributions by the Company on behalf of Mr. Hendrickson to its 401(k) Savings Plan. The balance of $115,350 represents a payment made to Mr. Hendrickson pursuant to a change in control agreement he had with Sportmart. In addition, Mr. Hendrickson received a payment of $244,650 in January 1998 pursuant to the same change in control agreement.
  (5) Mr. Chessen resigned from the Company in February 1999.

The following table summarizes the options granted during the 1998 fiscal year to the named executives.

                                          OPTION GRANTS IN FISCAL 1998
                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                         Rate of Stock
                                                                             Price
                                                                       Appreciation for
                                      Individual Grants                  Option Term(3)
                         --------------------------------------------- -----------------
                         Number of    Percent of
                         Securities  Total Options
                         Underlying   Granted to
                          Options    Employees in  Exercise Expiration
          Name            Granted        1998       Price      Date       5%       10%
          ----           ----------  ------------- -------- ---------- -------- --------
John Douglas Morton.....   17,750(1)      5.2%      $14.00  3/9/2008   $156,280 $396,045
John Douglas Morton.....   36,250(1)     10.6%      $15.63  4/7/2008   $352,368 $896,695
Thomas T. Hendrickson...   30,000(1)      8.7%      $14.00  3/9/2008   $264,136 $669,372
Thomas T. Hendrickson...   20,000(1)      5.8%      $ 9.00  12/7/2008  $113,201 $286,874
Thomas T. Hendrickson...    1,651(2)      0.5%      $14.00  3/1/2003   $  5,812 $ 13,388
Thomas T. Hendrickson...    1,466(2)      0.4%      $14.00  11/22/2003 $  6,594 $ 14,862
Thomas T. Hendrickson...      661(2)      0.2%      $14.00  4/26/2004  $  3,230 $  7,359
Thomas T. Hendrickson...      413(2)      0.1%      $14.00  11/28/2004 $  2,246 $  5,201
Thomas T. Hendrickson...    2,476(2)      0.7%      $14.00  3/27/2005  $ 14,240 $ 33,243
Thomas T. Hendrickson...    4,951(2)      1.4%      $14.00  1/29/2006  $ 32,566 $ 77,803
Thomas T. Hendrickson...    3,298(2)      1.0%      $14.00  4/8/2006   $ 22,329 $ 53,627

--------
  (1) These options were granted under the Company's 1994 Management Equity Plan described below.
  (2) On March 8, 1998, the Compensation Committee of the Board of Directors revalued certain substitute options issued in conjunction with the acquisition of Sportmart. All options to purchase shares held by those employees remaining with the Company, with an exercise price of greater than $14.00 per share, were revalued to $14.00, the closing price of the Company's Common Stock on that date. The per share exercise price of the Sportmart options held by Mr. Hendrickson prior to the repricing were $77.27, $77.27, $76.54, $69.39, $37.12, $20.45, and $19.79, respectively.
  (3) Based upon the estimated fair value of the Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

The following table sets forth certain information regarding the number and value of unexercised options held by the named executives at January 30, 1999.

                        JANUARY 30, 1999 OPTION VALUES

                                  Number of Securities
                                 Underlying Unexercised     Value of Unexercised
                                   Options at January      In-the-Money Options at
                                        30, 1999              January 30, 1999(1)
                                ------------------------- -------------------------
                 Name           Exercisable Unexercisable Exercisable Unexercisable
       ------------------------ ----------- ------------- ----------- -------------
       John Douglas Morton.....   92,000       158,000     $139,600      $97,720
       Thomas T. Hendrickson...   11,944        52,972     $     --      $    --
       Arthur S. Hagan.........   21,200        22,800     $ 32,806      $23,034
       Kenneth T. Snyder.......   16,000        19,000     $ 23,732      $16,403
       Robert M. Chessen.......   10,400        17,600     $ 13,960      $ 5,584

--------

(1) Represents the value of the shares of Common Stock subject to outstanding options, based the market value of $6.875 per share at January 30, 1999, less the aggregate option exercise price.

                     REPORT OF THE COMPENSATION COMMITTEE

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filing.

  The Compensation Committee of the Board of Directors, composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive officers, determines the compensation of the Company's executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other officers and key employees of the Company. The Compensation Committee is empowered by the Board to award stock options, grants of shares of Common Stock or permitted purchases of Common Stock to key employees of the Company.

  The Compensation Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

  The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

  The executive compensation program is generally composed of base salary, bonuses based upon the Company's achievement of a target level of pre-tax income and long-term incentives in the form of stock options, stock grants and permitted stock purchases.

  Base Salaries. Base salaries for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business and size included in the Standard & Poor's Retail Index. In each instance, base salary takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are limited to adjustments to reflect increases in the rate of inflation.

  The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. For the fiscal year ended January 30, 1999, no executive officer's compensation exceeded the cap on deductibility. To the extent compensation to an executive officer exceeds the cap in the future, the Compensation Committee will consider the facts and circumstances at that time to reach a determination regarding the impact of the cap on such compensation.

  Bonus Plan. Bonuses for executive officers and certain other officers and members of the Company's target bonus management team are paid pursuant to the Company's Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to provide an incentive for executives and other key employees of the Company and to reward them in relation to the degree to which specified earnings goals are achieved. Under the Bonus Plan, eligible employees are awarded cash bonuses based upon the Company's achievement of a target level of pre-tax income ("Target Income") established each year by the Compensation Committee. The amount of each individual's cash bonus, as determined by the Compensation Committee, is a percentage of salary ranging from a maximum of 70% (for the Chief Executive Officer) to 10% depending on position, if the Company achieves 100% of Target Income. Bonuses can also be increased by up to 75% if Target Income is exceeded. The Company did not achieve Target Income for fiscal 1998 and no bonuses were awarded. The Board of Directors may choose to continue, amend or terminate the Bonus Plan in future years after 1998.

  Management Equity Plan. The Compensation Committee administers the Company's 1994 Management Equity Plan, as amended (the "Management Equity Plan"). Under the terms of the Management Equity Plan, the Compensation Committee may award key employees (including officers and directors who are employees) of the Company or its subsidiaries (i) grants of Common Stock ("Grant Shares"), (ii) permitted purchases of Common Stock ("Purchased Shares"), or (iii) options to purchase shares of Common Stock, or any combination of the foregoing as determined by the Compensation Committee ("Stock Options"). 1,500,000 shares of Common Stock have been reserved for issuance pursuant to awards that may be granted under the Management Equity Plan. Awards covering 1,499,226 shares are outstanding as of May 7, 1999. The Company is requesting stockholder approval to increase the number of shares available to be issued under the Management Equity Plan to 1,750,000.

  The Compensation Committee believes that employee equity ownership provides significant additional motivation to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Compensation Committee believes that the grant of stock options provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted, including number of shares, vesting, exercisability and option term, are determined by the Compensation Committee, based upon the position and responsibilities of each employee, historical and expected contributions of each employee, previous option grants to each employee and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

  In the case of Stock Options, the Compensation Committee has the authority to determine whether such Stock Options shall be intended as "incentive stock options" ("ISOs") or "non-incentive" or "nonqualified" Stock Options under
Section 422 of the Code. No more than 600,000 of the 1,500,000 aggregate shares allocated to awards under the Management Equity Plan shall be subject to the ISOs outstanding at any time. Stock Options may be transferred by an optionee during his or her lifetime only to the extent permitted by the Compensation Committee.

  Compensation of Chief Executive Officer. The compensation package of Mr. Morton, the Company's President and Chief Executive Officer, was determined in accordance with the principles described above. In 1998, Mr. Morton received a base salary of $400,000. The Compensation Committee also approved grants totaling 54,000 Stock Options to Mr. Morton in 1998. In addition, Mr. Morton receives certain other customary perquisites and benefits. The Compensation Committee approved Mr. Morton's total compensation based on the following factors, in order of importance to the Compensation Committee: (i) Mr. Morton's efforts in connection with the integration of the operations of Sportmart, and (ii) the Company's comparative performance with other companies in its industry.

                                          COMPENSATION COMMITTEE MEMBERS

                                          Jonathan D. Sokoloff
                                          Peter R. Formanek
                                          Larry J. Hochberg

Compensation and Severance Agreements and Plans

  Change in Control Severance Agreements. The Company is party to a change in control severance agreement with each of its officers, including Mr. Morton and each of the other named executives in the Summary Compensation Table.

  The Company entered into change in control severance agreements dated October 21, 1998 (the "Severance Agreements"), with most of the executive officers of the Company. The Severance Agreements provide that the officer is entitled to a severance payment in the event a transaction resulting in a change in control occurs and, within one year from the date of the transaction, either the employee's employment is terminated (other than for cause) or the employee resigns for "good reason" (as defined in the Severance Agreements). The severance payment consists of (i) payment, in one lump sum, of an amount equal to the employee's base salary for a certain specified severance period (three years for the President of the Company, two years for the Executive Vice President, one and one-half years for Senior Vice Presidents, and one year for Vice Presidents), (ii) payment of the "on plan" bonus amount for the fiscal year in which termination of employment occurs, times the applicable severance period for the officer, (iii) certain medical, dental, life and other insurance benefits for the applicable severance period, and (iv) any automobile provided to the employee by the Company. After a transaction resulting in a change in control occurs, an officer of the Company may resign for "good reason" and receive his or her severance payment if the employee's base salary or bonus is reduced, responsibilities and position are reduced or the employee is required to work at a location more than 30 miles from the Company's current executive offices.

  In connection with entering into the Severance Agreements, the Company agreed to accelerate the vesting of stock options or restricted shares granted to employees if the employee becomes entitled to receive a severance payment under his or her Severance Agreement. The employee would then have one year in which to exercise the stock options. After one year, the stock options would terminate.

  Employee Benefit Plan. Gart Sports maintains a defined contribution profit sharing plan (the "Employee Plan") that includes a 401(k) plan feature for all eligible employees. The Employee Plan permits eligible employees to make tax deferred contributions and provides for discretionary matching contributions by Gart Sports as determined by the Board of Directors. In 1998, Gart Sports' matching contributions were $277,000.

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Composite Index, the Standard & Poors Retail Index and a peer group of companies during the period commencing January 9, 1998, the date that the Company's Common Stock began trading on Nasdaq, and ending on January 30, 1999. In reviewing this graph, stockholders should keep in mind the possible effect that the limited trading in the Common Stock may have had on the price of the Common Stock.

  The comparison assumes $100.00 was invested on January 9, 1998 and assumes the reinvestment of all dividends, if any. The peer group consists of the following publicly traded sporting goods retailers: Just For Feet, Inc., Oshman's Sporting Goods, Inc., Sport Chalet, Inc., Hibbett Sporting Goods, Inc. and The Sports Authority, Inc. The peer group used in the Company's Proxy Statement for fiscal year 1997 included Jumbo Sports, Inc. which is no longer publicly traded as a result of its filing under the Bankruptcy Code. The Company substituted Hibbett Sporting Goods, Inc. for Jumbo Sports, Inc. when calculating the peer group performance for this Proxy Statement.


                       [PERFORMANCE GRAPH APPEARS HERE]


          GART SPORTS NASDAQ COMP S&P RETAIL PEER GROUP
-------------------------------------------------------
  1/9/98       100         100         100        100
-------------------------------------------------------
 1/31/98     94.64      107.73      105.36       99.3
-------------------------------------------------------
  5/2/98    116.07      124.63      124.98     142.08
-------------------------------------------------------
  8/1/98    117.86      124.56      137.46     136.09
-------------------------------------------------------
10/31/98     70.54      117.84      137.25      95.79
-------------------------------------------------------
 1/30/99     49.11       166.7      171.45      73.31

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of April 29, 1999, assuming the exercise of options exercisable within 60 days of the date thereof, with respect to: (i) each person or entity who owns of record or beneficially five percent or more of the Common Stock, (ii) each Executive Officer and each Director and (iii) all executive officers and Directors as a group. To the Company's knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

Name and Address                                              Number   Percent
----------------                                             --------- -------
Green Equity Investors, L.P.(1)............................. 4,713,200  61.6%
  11111 Santa Monica Boulevard
  Suite 2000
  Los Angeles, CA 90025
John Douglas Morton(2)......................................   147,600    1.9
Thomas T. Hendrickson(3)....................................    18,439      *
Arthur S. Hagan(4)..........................................    36,200      *
Kenneth T. Snyder...........................................    11,000      *
Thomas B. Nelson(5).........................................    27,000      *
Greg Waters(6)..............................................     4,000      *
Michael McCaghren...........................................        --     --
Robert Chessen(7)...........................................    32,000      *
Jonathan D. Sokoloff(1).....................................        --     --
Jonathan A. Seiffer.........................................       800      *
Gordon D. Barker............................................     2,012      *
Peter R. Formanek(8)........................................    46,981      *
Larry J. Hochberg(9)........................................   520,592    6.8
Andrew S. Hochberg(10)......................................   256,808    3.4
All directors and executive officers as a group (14
 persons)................................................... 1,096,841   14.0%

--------

  *  Less than 1%.

  (1) GEI is a Delaware limited partnership, the general partner of which is LGA. The general partners of LGA are (i) Tardy-Green, Inc., a Delaware corporation the capital stock of which is wholly-owned by a trust of which Leonard I. Green is the co-trustee, (ii) Mr. Sokoloff, (iii) GANMAX, a California corporation the capital stock of which is beneficially owned by Gregory J. Annick and (iv) John G. Danhakl, Mr. Green, Mr. Sokoloff, Mr. Annick and Mr. Danhakl may be deemed to be beneficial owners of the shares of Common Stock held by GEI since they (or entities controlled by them) are general partners of LGA and also because they (whether through ownership interest or position) may be deemed to control LGA.

  (2) Includes 115,600 shares of Common Stock issuable upon the exercise of outstanding options.

  (3) Includes 18,439 shares of Common Stock issuable upon the exercise of outstanding options.

  (4) Includes 21,200 shares of Common Stock issuable upon the exercise of outstanding options.

  (5) Includes 16,000 shares of Common Stock issuable upon the exercise of outstanding options.

  (6) Includes 4,000 shares of Common Stock issuable upon the exercise of outstanding options.

  (7) Includes 28,000 shares of Common Stock issuable upon the exercise of outstanding options.

  (8) Includes 10,100 shares of Common Stock held by Formanek Investment Trust with Peter R. Formanek as Beneficiary and trustee, and 1,650 shares of Common Stock held by Peter R. Formanek as a minority Trustee of the Formanek Childrens Trust. Mr. Formanek disclaims beneficial ownership of the shares held by the Formanek Childrens Trust.

  (9) Excludes 179,982 shares of Common Stock held by AH Investment Trust U/A/D 6/3/87 with Andrew Hochberg as Beneficiary, of which shares Larry Hochberg disclaims beneficial ownership. Excludes 18,158 shares of Common Stock held by AH Investment Trust II with Andrew Hochberg as beneficiary, of which shares Larry Hochberg disclaims beneficial ownership. Includes 470,587 shares of Common Stock held by Larry Hochberg as Trustee and Beneficiary of the Larry J. Hochberg Trust U/A/D 6/12/81. Includes 38,563 shares of Common Stock held by Larry Hochberg as Trustee and Beneficiary of the Barbara P. Hochberg Trust U/A/D 12/17/88. Includes 3,216 shares of Common Stock held by Larry Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 3,115 shares of Common Stock held by Larry Hochberg as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 2,804 shares of Common Stock held by Larry Hochberg as Trustee of the Amy H. Lowenstein Sub-Trust U/A/D 1/3/90.

  (10) Includes 179,982 shares of Common Stock held by AH Investment Trust U/A/D 6/3/87 with Andrew Hochberg as Beneficiary. Includes 32,154 shares of Common Stock held by Andrew S. Hochberg as Trustee and Beneficiary of the Andrew S. Hochberg Revocable Trust U/A/D 7/9/87. Includes 3,216 shares of Common Stock held by Larry Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 3,115 shares of Common Stock held by Andrew Hochberg's spouse as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 11,279 shares of Common Stock held by the Andrew S. Hochberg 1995 Gift Trust, of which Andrew Hochberg's children are the beneficiaries. Includes 825 and 1,976 shares of Common Stock, respectively, held by the spouse and children of Andrew Hochberg.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock ("principal stockholders") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and principal stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all section 16(a) requirements applicable to directors, executive officers and principal stockholders have been complied with, except that a Form 4 for Mr. Peter Formanek and a Form 3 for Mr. McCaghren were filed late.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with GEI

  Control by GEI. GEI currently owns approximately 61.6% of the outstanding Common Stock. GEI, whose general partner is LGA, led the acquisition of Thrifty Corporation ("Thrifty") in 1992, at which time the Company was a subsidiary of Thrifty. In 1994, Thrifty distributed all of the capital stock of the Company to Thrifty's stockholders. LGA is a private investment firm that initiates structures and invests in acquisitions and recapitalizations of established public and private middle-market companies.

  Due to GEI's stock ownership in Gart Sports, GEI will continue to be able to control the Company, to elect the majority of the Board of Directors and to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. As a result of such control, GEI will be able to effectively control all of the Company's policy decisions. As long as GEI is a majority stockholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by GEI.

  Tax Sharing and Indemnification Agreements. The Company was a subsidiary of Thrifty, which was wholly owned by TCH Corporation ("TCH"), until 1994 and was included in TCH's consolidated federal income tax returns during that period. Under federal tax law, if the Company is included in a consolidated federal income tax return, it is severally liable for all the federal income tax liabilities with respect to such return, including tax liabilities not attributable to income of the Company ("Non-Company Taxes"). In order to allocate the tax liabilities among them, TCH and its subsidiaries, including Gart Bros., the Company's predecessor, entered into a Tax Sharing Agreement as of September 25, 1992. In general, the Tax Sharing Agreement provides that, so long as TCH is required to file consolidated federal income tax returns which include Gart Bros., Gart Bros. will be responsible for paying to TCH its Separate Tax Liability (as defined in the Tax Sharing Agreement) computed as a flat tax on its income at the highest marginal rate applicable to corporations under the various income tax systems provided under the Internal Revenue Code. Similarly, TCH will be required to reimburse Gart Bros. for the use of its tax attributes (i.e., net operating losses, capital losses or credits) to reduce federal income tax liability on a TCH consolidated federal income tax return. Similar provisions apply with respect to the filing of combined or consolidated state income or franchise tax returns and the payment of tax. Under the Tax Sharing Agreement, TCH will determine the reporting of all items on the TCH consolidated federal income tax returns and will be responsible for all audits and controversies. Separate Tax Liabilities of each member will be adjusted to reflect adjustments resulting from resolved audits or other controversies and appropriate payments or reimbursements will be made. On July 24, 1997, the IRS proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Bros. and Thrifty. The proposed adjustments relate to the manner in which LIFO inventories were characterized on such returns. The Company recorded approximately $9.7 million as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. The Company has taken the position that the inventory acquired in connection with the acquisition of Thrifty was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate inventory pool and liquidated as inventory turns. Based on the Company's discussions with Thrifty, the Company believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2.5 million to $9.7 million. The range of loss from possible assessed interest charges resulting from the proposed adjustments range from approximately $580,000 to $3.3 million. As the Company believes that no amount is more probable than another within the range, the minimum interest exposure of $580,000 has been accrued in the Company's consolidated financial statements. No penalties are expected to be assessed relating to this matter. At January 30, 1999, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as the Company does not believe the matter will be resolved within a year.

  Pacific Enterprises ("PE"), the former parent company of Thrifty, TCH and Big 5 Corporation, entered into a Tax Indemnity Agreement dated as of September 25, 1992 which sets forth the parties' agreements with respect to various tax matters and provides that PE will indemnify each member of the affiliated group of which TCH is the common parent (collectively, the "Thrifty Group") from specified liabilities and expenses imposed on or incurred by any member of the Thrifty Group in respect of federal income tax for all tax periods ending on or before September 25, 1992 and in respect of certain ERISA liabilities. Gart Bros. was a member of the Thrifty Group at the time the Tax Indemnity Agreement was entered into and continues to be subject to such agreement. Pursuant to the Tax Indemnity Agreement, each member of the Thrifty Group jointly and severally indemnified PE and each member of the Parent Group (as defined in the Tax Indemnity Agreement) against liabilities incurred as a result of a breach of the Tax Indemnity Agreement by TCH or any member of the Thrifty Group.

  In connection with the distribution of Common Stock to the stockholders of Thrifty (the "Distribution") and Thrifty's simultaneous acquisition of PayLess Drugstores Northwest, Inc. ("PayLess"), the Company and several other former subsidiaries of Thrifty (the "Former Subsidiaries") entered into an Indemnification and Reimbursement Agreement (the "Reimbursement Agreement") with Thrifty whereby the Former Subsidiaries have agreed to indemnify Thrifty for any tax-related expenses arising from the Distribution (in excess of $15 million) or the operation of the Former Subsidiaries businesses. The Reimbursement Agreement also provides that Thrifty will indemnify the Former Subsidiaries for any expenses arising from the operation of Thrifty's business on or before date of the Distribution. The Company has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

  Also in connection with the Distribution, the Company entered into an Indemnification Allocation Agreement (the "Allocation Agreement") with Thrifty and Michigan Sporting Goods Distributors, Inc. ("MC Sports"), another subsidiary of Thrifty, whereby the parties agree to separate and allocate among themselves the economic benefits of certain indemnification rights under the agreement whereby Thrifty was purchased from PE. The Company has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

  Management Services Agreement. The Company has entered into a Management Services Agreement with LGA, pursuant to which LGA receives an annual retainer fee of $500,000 plus reasonable expenses for providing certain management, consulting and financial planning services (the "LGA Management Fee"). The Company believes that the contacts and expertise provided by LGA in these areas enhance the Company's opportunities and management's expertise in these matters and that the fees to be paid to LGA fairly reflect the value of the services to be provided by LGA. In addition to the LGA Management Fee, the Management Services Agreement provides that LGA may receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services in connection with major financial transactions that may be undertaken in the future. The Management Services Agreement terminates on April 20, 2004.

Property Leases

  As of April 30, 1999, seven of the Company's Sportmart stores (Niles, Lombard, Calumet City, Schaumburg, Chicago (Lakeview), Merrillville, and North Riverside) and the No Contest stores in Ferguson, Missouri and Crestwood, Missouri were leased from partnerships or land trusts in which a majority of the beneficial interests are owned through various partnerships by Larry J. Hochberg, Andrew S. Hochberg and members of their family. A partnership in which members of the Hochberg family indirectly own the general partner and hold up to a one-third interest as limited partners owns the property on which the Chicago (River North), Illinois Sportmart store was located.

  In fiscal 1995, Sportmart decided to discontinue the operation of its No Contest division and to close its River North, Illinois location. Notwithstanding the discontinuance of No Contest operations and the closing of the River North location, the Company is still obligated on the leases for these locations. In connection with the Sportmart Acquisition, Gart Sports' operating subsidiary, Gart Bros. Sporting Goods Company, has guaranteed Sportmart's obligations under these leases. These locations are currently subleased.

  The aggregate lease payments (net of utilities, insurance, taxes and other common area costs) for the above locations paid by Sportmart during its 1998 fiscal year were approximately $2.7 million. Sportmart received sublease payments of approximately $0.4 million with respect to these locations during its 1998 fiscal year.

Consulting Agreements

  The Company has entered into consulting agreements with two of its Directors, Larry J. Hochberg, formerly Sportmart's Chairman of the Board, and Andrew S. Hochberg, formerly Sportmart's Chief Executive Officer, whereby for a period of one year following January 9, 1998, the date of the Company's acquisition of Sportmart, they would be available to the Company for advice with respect to strategic and operational issues.

  In 1998, Larry J. Hochberg was compensated for these services at an annual rate of $138,000 (50% of his annual base salary at Sportmart on September 26, 1997) and will receive lifetime medical benefits for himself and his spouse pursuant to the terms of his existing agreement with Sportmart. Andrew S. Hochberg was compensated for these services at an annual rate of $150,000 (50% of his annual base salary at Sportmart on September 26, 1997) and received paid family medical insurance coverage during the one year term of the consulting agreement and will continue to receive such insurance coverage for the six months following such term. The consulting agreements provided that each consultant would receive a severance benefit of 18 months' salary at his annual base salary on September 26, 1997, paid in equal monthly installments over 18 months, which payments commenced in January 1998.

                                  PROPOSAL 2

                            APPROVAL OF AMENDMENTS
                      TO THE 1994 MANAGEMENT EQUITY PLAN

  As of March 1999, the Board of Directors approved, subject to approval by the Company's stockholders, amendments to the 1994 Management Equity Plan. One amendment is to increase the number of shares of Common Stock for which stock options and other equity based awards may be granted. The stockholders are also being asked to vote to amend the 1994 Management Equity Plan to enable stock options granted under it to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The 1994 Management Equity Plan as in effect before the amendments is referred to herein as the "Prior Plan" and as amended it is referred to herein as the "Plan." The complete text of the Plan as amended is set forth in Exhibit A. If the Company's stockholders do not approve the amendments, the Prior Plan will remain in effect.

  The Board recommends that stockholders vote "FOR" approval of the amendments to the Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting is required to approve the amendments to the Plan. In determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the Proposal and broker non-votes will have no effect.

Reasons for Amending the Prior Plan

  As of January 30, 1999, 535,400 shares remained available under the Plan out of a total of 1,500,000 shares authorized to be issued under the Plan. From January 31, 1999 to May 7, 1999, the Company issued under the Plan additional grants of (i) 205,000 stock options, and (ii) 342,976 shares of restricted stock. Of these additional issuances, the Chief Executive Officer and the four other named executives in the Summary Compensation Table received a total of
(i) 37,000 stock options and (ii) 207,750 shares of restricted stock as follows: Mr. Morton received 25,000 stock options and 125,000 shares of restricted stock; Mr. Hendrickson received 10,000 stock options and 61,750 shares of restricted stock and Mr. Hagan received 2,000 stock options and 21,000 shares of restricted stock. All of these stock option and restricted share grants are subject to future vesting. As of May 7, 1999, only 774 shares of the Company's Common Stock remain available under the Plan. Stock options are outstanding under a plan of Sportmart that was assumed by the Company when it acquired Sportmart. Awards are no longer being made under the old Sportmart plan. The old Sportmart plan and awards currently outstanding under the old Sportmart plan and the Prior Plan will not be affected by the proposed amendments.

  On March 16, 1999, the Board determined to include non-employee, non-affiliate Directors of the Company as eligible participants under the Prior Plan. The reason for including such Directors under the Prior Plan was to enable the Company to compensate them in the form of equity rather than cash for serving the Company in their capacity as Directors. As of such date, the Board granted to each of the four outside Directors stock options to purchase 10,000 shares of Common Stock for joining the Board and approved annual compensation to each such Director of $25,000 payable quarterly in shares of restricted stock. A Director will only be entitled to receive quarterly compensation if the Director attends a Board meeting during that quarter. The number of shares of restricted stock that a Director may receive each quarter is based on the closing price of the Common Stock as of the last trading day of the fiscal quarter in which the meeting occurs. The options granted to the four outside Directors have an exercise price of $6.625 per share and vest in two equal installments over a period of two years.

  The Prior Plan was adopted prior to the Company being publicly traded on January 9, 1998. At the time the Prior Plan was approved, stock options granted under the Prior Plan qualified as "performance-based compensation" under Section 162(m). Under Section 162 (m) a public company's deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers are disallowed except in the case of "performance-based compensation." Under
Section 162(m)'s transition rules, the Prior Plan's qualification expires if there is a material change in the Plan. An increase in the number of shares authorized to be issued under the Plan will constitute such a material change.

  The primary reason for amending the Prior Plan and submitting it to the Company's stockholders for approval is to increase the number of shares authorized to be issued under the Plan and to enable options granted under it to qualify as "performance based compensation" under Section 162(m). The proposed increase in the number of shares is simply to replenish the number of shares that may be issued under the Plan. The Board of Directors believes that stock-based compensation is an important element in overall employee compensation for purposes of attracting and retaining key employees and is an effective means of compensating non-employee and non-affiliate Directors for serving the Company in that capacity. The Prior Plan has an insufficient number of shares available that may be issued to address these corporate goals.

  The material difference between the Plan and the Prior Plan is that the Plan limits the number of shares on which options may be granted to any one person during any fiscal year of the Company to 250,000 shares beginning with the 1999 fiscal year, while the Prior Plan did not limit the number of shares on which options may be granted to any one person.

Description of the Plan

  The Plan commenced on September 30, 1994 and expires on September 30, 2004, unless earlier terminated by the Company. The purpose of the Plan is to provide long-term incentives to the key employees responsible for the continued growth and success of the Company. In March 1999, the Board of Directors amended the Plan to include non-employee, non-affiliate Directors as eligible participants under the Plan. Awards covering 1,499,226 of the 1,500,000 shares available under the Plan are outstanding as of May 7, 1999.

  The Plan is administered by the Board of Directors of the Company or, in the discretion of the Board of Directors, a Committee consisting of two or more disinterested directors (as defined in the Plan) of the Company (in either case, the "Committee"). Pursuant to the Plan, the Committee has sole and final authority to construe and interpret the Plan, to determine when and to whom to grant awards under the Plan, the number of shares to be covered by the grants, the types of awards to be granted and the terms (including the consideration to be paid) of such awards, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Under the terms of the Plan, the

Committee may award key employees (including officers and Directors who are employees) of the Company (i) grants of shares of Common Stock ("Grant Shares"), (ii) permitted purchases of shares of Common Stock ("Purchased Shares"), or (iii) options to purchase shares of Common Stock ("Stock Options"), or any combination of the foregoing as determined by the Committee.

  In the case of Stock Options, the Committee has the authority to determine whether such Stock Options shall be intended as "incentive stock options" ("ISOs") or "non-incentive" or "nonqualified" Stock Options under Section 422 of the Code. No more than 600,000 of the aggregate shares allocated to awards under the Plan may be subject to the ISOs outstanding at any time. Under the Plan as amended by the amendments being proposed, the total number of shares authorized for issuance under the Plan will be increased from 1,500,000 to 1,750,000 and no one person will be entitled to be granted more than 250,000 stock options in any year. Where the aggregate fair market value of Common Stock or other capital stock exceeds $100,000 with respect to which ISOs are exercisable for the first time during any calendar year, such Stock Options shall be treated by the Committee as Stock Options which are not ISOs.

  The exercise price of Stock Options granted under the Plan will be established by the Committee, but the exercise price for Stock Options intended as ISOs may not be less than the fair market value (110% of fair market value in the case of holders of 10% or more of the Common Stock ("10% Stockholders")) of the Common Stock on the date the option is granted. Each option granted will be exercisable over a period as determined by the Committee, provided that no Stock Option may have a term exceeding 10 years from the date such Stock Option is granted or five years in the case of 10% Stockholders.

  No Stock Option may be transferred by an optionee during his or her lifetime other than to permitted transferees. Stock Options may not be exercised more than 45 days after an employee's termination of employment with the Company unless such termination was a result of death, disability or retirement, in which case the exercise period is extended to one year. In addition, an employee who is a party to a severance agreement will have one year in which to exercise his or her Stock Options following termination or resignation for "good reason" after a change in control transaction occurs. See "Compensation of Executive Officers-Compensation and Severance Agreements and Plans" above for a description of such severance agreements. During such period, any vested unexercised portion of the Stock Option may be exercised by the person to whom the option holder's rights under the Stock Option shall pass by will or the laws of descent and distribution.

  The Plan provides that if the outstanding shares of the Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities or the Company through reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar capital adjustment, the Committee may affect a proportionate adjustment in the maximum number and kind of shares which may be awarded under the Plan without receipt of consideration by the Company.

  The Plan (excluding exhibits to the Plan), as amended by the proposed amendments, is set forth in Exhibit A to this Proxy Statement.

Market Price of Shares

  The closing price of the Common Stock on the Nasdaq National Market System on May 7, 1999 was $6.75 per share.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  KPMG LLP has served as the Company's independent public accountants for the fiscal year ending January 30, 1999. A representative of KPMG LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                    SUBMISSION OF PROPOSALS BY STOCKHOLDERS

  Any proposal that a stockholder may desire to present at the 2000 Annual Meeting of stockholders must be received in writing by the Company at its principal offices in Denver, Colorado by the close of business on December 29, 1999.

                              PROXY SOLICITATION

  In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telecopy or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

                                OTHER BUSINESS

  Management and the Board of Directors do not know of any business to be presented for consideration at the Annual Meeting other than that stated in the notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                      VOTING TRUSTEES AND THEIR NOMINEES

  Please advise the Company whether other persons are the beneficial owners of the shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the shares.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE ANNUAL MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                 /s/ Thomas B. Nelson

                                                   Thomas B. Nelson
                                                       Secretary

                                                                      EXHIBIT A

                              GART SPORTS COMPANY

                          1994 MANAGEMENT EQUITY PLAN

  1.Background; Purpose. The purpose of this 1994 Management Equity Plan (the "Plan") is to secure for Gart Sports Company, a Delaware corporation (the "Company"), and its stockholders the benefits arising from stock ownership by selected key employees of Gart Bros. Sporting Goods Company, a Colorado corporation ("Gart Bros"), a wholly-owned subsidiary of the Company, as the Committee (as hereinafter defined) may from time to time determine. The purpose of this Plan shall also be to issue stock based awards to compensate the non-employee and non-affiliate directors of the Company for serving the Company in their capacity as directors of the Company.

  The Company intends that awards of Grant Shares, Purchased Shares and Stock Options, and the issuance of Common Stock upon exercise of Stock Options hereunder (all as hereinafter defined), shall constitute the offer and sale of securities pursuant to a compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act of 1933, as amended.

  With respect to Stock Options, the Plan will provide a means whereby (i) key employees may purchase shares of Common Stock of the Company pursuant to Stock Options that will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) such employees may purchase shares of Common Stock of the Company pursuant to "non-incentive" or "non-qualified" Stock Options.

  2. Administration. The Plan shall be administered by the Board of Directors of the Company, or, in the discretion of the Board, a Committee (in either case, the "Committee") consisting of two or more directors of the Company to whom administration of the Plan has been duly delegated; provided, that the Plan shall be administered by the Board of Directors with respect to any awards granted under the Plan to any non-employee member of the Board of Directors of the Company. If the Committee is not the entire Board of Directors, the Committee shall be appointed by the Board of Directors of the Company. No person may be a member of the Committee designated by the Board of Directors if he or she would fail to be (i) a "Non-Employee Director" under Rule 16b-3, as amended from time to time ("Rule 16b-3"), under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), or
(ii) an "outside director" under Section 162(m) of the Code and the regulations promulgated thereunder. Notwithstanding anything in the Plan to the contrary, all Stock Options and other awards shall be granted under the Plan in such a manner so as to qualify for the exemption provided under Rule 16b-3. Except as otherwise provided in the Company's Bylaws and action of the Committee with respect to administration of the Plan shall be taken by a majority vote at which a quorum is duly constituted or unanimous written consent of the Committee's members.

  Subject to the provisions of the Plan, the Committee shall have sole and final authority (i) to construe and interpret the Plan, (ii) to define the terms used herein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make awards of Grant Shares, Purchased Shares and Stock Options hereunder, (v) to determine the individuals to whom and the time or times at which such awards shall be made, the number of shares of Common Stock to be subject to such awards, the vesting of such awards and the other terms of such awards, (vi) in the case of Stock Options, to determine whether such Stock Options shall be intended as "incentive stock options" or "non-incentive" or "nonqualified" Stock Options under Section 422 of the Code, and (vii) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries.

  3. Shares Subject to the Plan. The shares to be allocated under this Plan shall consist of the Company's authorized but unissued Common Stock, $.01 par value per share ("Common Stock"). Subject to adjustment as provided in Section 6 hereof, the aggregate number of shares of the Common Stock which may be allocated to awards made to participants shall not exceed One Million Seven Hundred Fifty Thousand (1,750,000) of such shares (no more than Six Hundred Thousand (600,000) of which shall be "incentive stock options" under Section 422 of the Code outstanding at any time). The number of shares of Common Stock on which Stock Options may be granted to any one person under the Plan during any fiscal year of the Company, beginning with the 1999 fiscal year, shall not exceed 250,000. Shares of Common Stock issued pursuant to the Plan and subsequently reacquired by the Company shall be available for reissuance under the Plan and shares of Common Stock that are subject to Stock Options or other awards that lapse or terminate without exercise shall be available to be subject to newly issued Stock Options or awards under the Plan.

  4. Eligibility and Participation. All key employees of the Company and each of its subsidiaries and each of the non-employee and non-affiliate members of the Board of Directors of the Company shall be eligible for selection to participate in the Plan (each a "Participant"). The Board of Directors shall, in its sole discretion, determine those directors who are non-affiliates of the Company.

  5. Awards. A Participant may receive one or more awards hereunder, at any time and from time to time, as determined by the Committee or, in the case of awards made to directors of the Company, as determined by the Board of Directors of the Company. Awards may be in the form of (i) grants of Common Stock ("Grant Shares"), (ii) permitted purchases of Common Stock ("Purchased Shares"), or (iii) options to purchase Common Stock ("Stock Options"), or any combination of the foregoing. All awards (x) of Purchased Shares shall be pursuant to, and shall be subject to the terms and restrictions provided in, a Management Subscription and Stockholders Agreement substantially in the form attached to this Plan as Exhibit "A"; or in such other form as may be approved by the Committee, (y) of Stock Options to employees of the Company shall be pursuant to, shall be subject to the terms and restrictions provided in, either an Employee Stock Option Agreement substantially in the form attached to this Plan as Exhibit "B-1" or an Executive Management Stock Option Agreement substantially in the form attached to this Plan as Exhibit "B-2" and
(z) of (1) Grant Shares or (2) to members of the Board of Directors of the Company shall be subject to the terms and restrictions provided in agreements relating to such awards as determined by the Committee. Subject to the terms of this Plan, the Committee shall determine the exact terms and restrictions included in each of the foregoing agreements, as applicable, with respect to each award to a Participant; provided that, in the case of awards to members of the Board of Directors of the Company, the Board of Directors shall determine such terms and restrictions.

  6. Provisions Applicable to Incentive Stock Options. No Stock Option intended as an "incentive stock option" within the meaning of Section 422 of the Code shall be granted to any person who owns shares of the Company's or any of its parent or subsidiary corporation's outstanding Common Stock or such other capital stock as may hereinafter be issued by the Company or any of its parent or subsidiary corporations possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of such corporations, unless the purchase price of such Stock Option is at least one hundred ten percent (110%) of the per share fair market value of the Common Stock on the date the Stock Option is granted and such Stock Option by its terms is not exercisable after the expiration of five (5) years from the date such Stock Option is granted. In addition, no Stock Option intended as an "incentive stock option" shall be issued to any Participant with a purchase price of less than one hundred percent (100%) of the per share fair market value of the Common Stock on the date the Stock Option is granted or with a term of longer than ten (10) years from the date such Stock Option is granted.

  If a holder of an "incentive stock option" ceases to be employed by Gart Bros., the Company or another subsidiary of the Company for any reason other than the option holder's death or permanent disability (within the meaning of Section 22(e)(3) of the code), the option holder's "incentive stock option" shall not be entitled to incentive treatment under the Code if exercised after more than three months after the date the option holder ceased to be an employee of one of such corporations (unless by its terms such Stock Option sooner expires). If a holder of an "incentive stock option" ceases to be employed by Gart Bros., the Company or another subsidiary of the Company on account of death or permanent disability (within the meaning of Section 22(e)(3) of the

Code), such Stock Option shall not be entitled to incentive treatment under the Code if exercised after one year after the date of such death or permanent disability unless by its terms it sooner expires. During such period after death, any vested unexercised portion of the Stock Option may be exercised by the person or persons to whom the option holder's rights under the Stock Option shall pass by will or the laws of descent and distribution.

  To the extent that the aggregate fair market value of Common Stock or other capital stock with respect to which "incentive stock options" are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Stock Options shall be treated as Stock Options which are not "incentive stock options."

  7. Adjustments. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind or shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares which may be awarded under this Plan.

  Adjustments under this paragraph 7 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

  8. Amendment and Termination of Plan. The Committee may at any time suspend or terminate the Plan. The Committee may also at any time amend or revise the terms of the Plan.

  Notwithstanding the foregoing, no amendment, suspension or termination of the Plan that would materially adversely affect any rights or obligations of any Participant under any management Subscription and Stockholders Agreement, Management Stock Option and Stockholders Agreement, Employee Stock Option Agreement or Executive Management Stock Option Agreement shall be effective as to such Participant unless there shall have been specific action of the Committee and consent of the Participant.

  9. No Employment Rights. The selection of any person to receive an award under this Plan shall not give such person any right to be retained in the employment of Gart Bros., the Company or any of their affiliates and the right and the power of the Gart Bros. to discharge the Company or any of their affiliates and the right and the power of the Gart Bros. to discharge any such person shall not be affected by such award. No person shall have any right or claim whatever, directly, indirectly or by implication, to receive an award, nor any expectancy thereof, unless and until an award in fact shall have been made to such person by the committee as provided herein. The award to any person hereunder at any time shall not create any right or implication that any other or further award may or shall be made at another time. Each award hereunder shall be separate and distinct from every other award and shall not be construed as a part of any continuing services of awards or compensation.

  10. Plan Not Exclusive. The Plan is not exclusive. The Company may have other plans, programs and arrangements for compensation or the issuance of shares or options. The Plan does not require that participants hereunder be precluded from participation in such other plans, programs and arrangements.

  11. Term. The term of this Plan shall commence as of September 30, 1994 and shall expire September 30, 2004, unless earlier terminated by the Committee.

                              GART SPORTS COMPANY
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GART SPORTS
                                    COMPANY

  The undersigned hereby appoints JOHN DOUGLAS MORTON and THOMAS T. HENDRICKSON, and each of them, as proxies for the undersigned, each with full power of appointment and substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of the $0.01 par value Common Stock of Gart Sports Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 16, 1999 (the "Meeting"), or at any postponements, continuations or adjournments thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted
(i) FOR the election of John Douglas Morton, Jonathan D. Sokoloff, Jonathan Seiffer, Gordon D. Barker, Peter R. Formanek, Larry J. Hochberg and Andrew S. Hochberg to the Board of Directors of the Company, (ii) FOR the approval of the Directors Stock Plan and (iii) on such other matters as may properly come before the Meeting.

1. Election of Directors

[_] FOR all nominees listed below       [_] WITHHOLD AUTHORITY to vote for all
    (except as marked to the               nominees listed below
     contrary below)

       John Douglas Morton                    Peter R. Formanek
       Jonathan D. Sokoloff                   Larry J. Hochberg
       Jonathan Seiffer                       Andrew S. Hochberg
       Gordon D. Barker

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------
                            (Continued on other side)

                           (Continued from other side)

2. Approval of amendments to 1994 Management Equity Plan

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or at any postponements, continuations or adjournments thereof.

    Please sign exactly as your name appears hereon. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person. When signing as trustee, please give full title as such.

                                 DATED:                                   ,1999
                                       -----------------------------------

                                 ----------------------------------------------
                                 Authorized Signature

                                 ----------------------------------------------
                                 Title

 PLEASE MARK BOXES [X] IN INK. SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.